UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of earliest event reported: June 25, 2009

ARCA biopharma, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	000-22873	36-3855489
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

8001 Arista Place, Suite 200, Broomfield, CO 80021

(Address of Principal Executive Offices) (Zip Code)

(720) 940-2200

(Registrant’s telephone number, including area code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On June 25, 2009, the Compensation Committee of the Board of Directors of ARCA biopharma, Inc. (the “Company”) approved the award of an option covering an aggregate of 50,000 shares of the Company’s common stock under the Nuvelo, Inc. 2004 Equity Incentive Plan, as amended, (the “2004 Plan”) to Kathryn E. Falberg, Chief Financial Officer and Chief Operating Officer of the Company. The option award has an exercise price of $2.90 per share, which was the closing price of the Company’s common stock quoted on the Nasdaq Global Market on June 25, 2009, the date of grant, in accordance with the 2004 Plan. The vesting commencement date of the option award is June 25, 2009.

All of the shares subject to the option granted to Ms. Falberg vest in equal monthly installments over four years as measured from the vesting commencement date, with 1/48th of the shares subject to the option vesting on each monthly anniversary of the vesting commencement date until all shares are fully vested. In addition, upon the date that the United States Food and Drug Administration approves the Company’s New Drug Application for Gencaro, the vesting of the option shall be accelerated such that the option shall be vested as to an aggregate of 50% of the total number of shares subject to such option, provided that fewer than 50% of the total shares subject to the option have been vested on that date. Further, the option shall become fully vested immediately prior to a change in control of the Company. All vesting conditions are subject in each case to the named executive officer continuing to be an employee of the Company at such time.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ARCA biopharma, Inc.
(Registrant)

By:	/s/ Kathryn E. Falberg
Name: Kathryn E. Falberg
Title: Chief Financial Officer and Chief Operating Officer

Dated: June 26, 2009